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                                                                     EXHIBIT 3.4

 NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAS BEEN
                    REGISTERED UNDER THE SECURITIES ACT OF
 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER
                    THIS WARRANT NOR SUCH SECURITIES MAY BE
   SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
                   STATEMENT UNDER SUCH ACT AND LAWS UNLESS
 RF MICRO DEVICES, INC. RECEIVES AN OPINION OF COUNSEL, WHICH MAY BE HOLDER'S
                  IN-HOUSE COUNSEL, REASONABLY ACCEPTABLE TO
                   IT THAT SUCH REGISTRATION IS NOT REQUIRED.

                                 WARRANT NO. 4

                             RF MICRO DEVICES, INC.

                          A North Carolina Corporation

                             (Void after 5:00 p.m.,
    Washington D.C. Time,  at the Expiration Date (as hereinafter defined))

         THIS CERTIFIES THAT, for value received, TRW Inc. (the "Holder") is entitled at any time before 5:00 p.m. Washington D.C. time on the Expiration Date (as hereinafter defined) (such time on the Expiration Date being referred to herein as the "Expiration Time") to purchase up to 1,000,000 (one million) shares (the "Shares") of the Common Stock, no par value, of RF MICRO DEVICES, INC. (the "Company"), a North Carolina corporation, at the price of $10.00 per Share, subject to adjustment as provided in paragraph 5 of this Warrant (that price, as it may be adjusted from time to time, being referred to as the "Warrant Price").

                 1. This Warrant may only be exercised if the Technology Transfer Date (as hereinafter defined) has occurred and prior to the first to occur of: (i) the second anniversary of the Technology Transfer Date; or (ii) 90 days after the Company has provided notice to the Holder that the current market price of the Company's Common Stock (as determined pursuant to this paragraph) is, and has been for at least 20 (twenty) consecutive trading days (as defined below), at least $12.00 per share (subject to adjustment to reflect stock splits, subdivisions, combinations, or dividends paid in common stock of the Company) (the first to occur of subparagraph (i) or (ii) of this paragraph 1 being the "Expiration Date"); provided, however, that if the Holder has complied with the filing provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") at least thirty days prior to the Expiration Date, but the waiting period imposed by the HSR Act has not terminated or lapsed, then the Expiration Date will be extended until ten days after such termination or lapse; and further provided, that if the Technology Transfer Date (defined below) does not occur by December 31, 1998 (or such other date as to which the parties mutually agree pursuant to Section 8.2.2 of the License), this Warrant will be void and of no further force or effect.

         As used herein, the term "Technology Transfer Date" will mean the date when a "Foundry" is considered an "Operational Foundry" under the terms of that certain License and Technical Assistance Agreement of even date herewith between the Company and the Holder (the "License Agreement"), and the terms "Foundry and "Operational Foundry" will have the meanings given them in the License Agreement. A "trading day" will mean any day upon which the New York Stock Exchange is open for trading.

         The current market price per share of Common Stock on any day will be deemed to be the closing price of the Common Stock on the day before the day in question. The closing price of the Common Stock on a day will be the last reported sale price regular way or, in case no reported sale takes place on that day, the average of the reported bid and asked prices regular way, in either case on the principal trading market on which the Common Stock is listed or authorized for trading, or if not listed or authorized for trading on any trading market in which actual transactions are reported, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc.'s Automated Quotation System Level I, or the nearest comparable system.
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         2.      To exercise this Warrant, this Warrant must be surrendered prior to the Expiration Time at the office of the Company at 7341-D West Friendly Avenue, Greensboro, North Carolina 27410 (or such other address as the Company may specify in writing to the Holder of this Warrant at least ten days before this Warrant is exercised) with the attached Notice of Exercise duly completed and executed, accompanied by evidence of a wire transfer of immediately available funds to the Company's money market account #________ with Silicon Valley Bank, Santa Clara, California, ABA Routing #________ (or such other account as the Company may specify in writing to the Holder of this Warrant at least ten days before this Warrant is exercised) in full payment of the purchase price of the Shares with respect to which this Warrant is exercised. This Warrant may be exercised in whole or in part as to any whole number of Shares. If this Warrant is exercised in part, upon surrender of this Warrant for exercise, the Company will issue to the Holder a new Warrant to purchase the remaining number of Shares which may be purchased upon exercise of this Warrant (before taking account of adjustments by reason of paragraphs 5, 6 and 7). The new Warrant will bear the same date as this Warrant and will be identical to this Warrant in all respects, except as to the number of Shares as to which it may be exercised.

         3. The Shares as to which this Warrant is exercised will be deemed to be issued when this Warrant is exercised. Holder agrees that, prior to the exercise of this Warrant, it will comply with the provisions of the HSR Act as in effect from time to time. If action is taken by the Federal Trade Commission or the United States Department of Justice to enjoin Holder's exercise of the Warrant, the Company agrees to reasonably cooperate with Holder to contest such enjoinment at the expense of this Holder. A certificate representing those Shares will be issued to the Holder of this Warrant promptly after it is exercised. The certificate may bear a legend to the effect that the Shares it represents have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws, and may only be transferred in a transaction registered under that Act or such laws or exempt from the registration requirements of that Act or such laws. In addition, any other legend required by any other agreement between the Company and Holder may be included on the certificate or certificates for such Shares.

         4. This Warrant will expire, and the right to purchase the Shares by exercise of this Warrant will terminate, at the Expiration Time (as it may be extended pursuant to paragraph 1: provided, however, that if Holder has complied with the filing provisions of the HSR Act at least thirty days prior to the Expiration Time, but the waiting period imposed by the HSR Act has not terminated or lapsed, then the Expiration Time will be extended until ten days after such termination or lapse. After that time this Warrant will be void.

         5. The Warrant Price will be subject to adjustment from time to time as follows: If the Company (i) pays a dividend on its Common Stock in Common Stock, (ii) splits or subdivides its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior to each of those events will be adjusted proportionately so that the adjusted Warrant Price will bear the same relation to the Warrant Price in effect immediately prior to the event as the total number of shares of Common Stock outstanding immediately prior to the event will bear to the total number of shares of Common Stock outstanding immediately after the event. An adjustment made pursuant to this paragraph will become effective immediately after the corresponding record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

         No adjustment of the Warrant Price will be made if the amount of such adjustment would be less than 2% of the Warrant Price, but any such adjustment that would otherwise be required to be made and has not previously been made will be carried forward and be made at the time of and together with the next subsequent adjustment which, together with all adjustments so carried forward, amount in the aggregate to 2% or more of the Warrant Price. As used in this paragraph, "Common Stock" includes any class of the Company's capital stock, now or hereafter authorized, having the right to participate in the distribution of either earnings or assets of the Company without limitation as to amount or percentage. At no time will the Warrant Price be less than $.01 per share.

         6. Upon each adjustment of the Warrant Price pursuant to paragraph 5, the number of shares of Common Stock purchasable upon exercise of this Warrant will be adjusted so that the number of shares of Common Stock which would be issued if this Warrant were exercised in full (at such adjusted Warrant Price) would be the number of shares obtained by multiplying the number of shares of Common Stock purchasable by exercise of this

Warrant in full immediately prior to the adjustment by the Warrant Price in effect prior to the adjustment and dividing the product so obtained by the new Warrant Price, but upon any exercise of this Warrant, the number of Shares to be issued will be the nearest number of whole Shares.

         7. In case of a distribution to all holders of the Company's Common Stock of shares of its capital stock (other than Common Stock) or evidences of its indebtedness or assets, or a capital reorganization of the Company, a reclassification of the Common Stock, a consolidation of the Company with or merger of the Company into another corporation or entity (other than a consolidation or merger in which the Company is the continuing entity) or a sale of the properties and assets of the Company as, or substantially as, an entirety and distribution of the proceeds of sale, after such distribution, capital reorganization, reclassification, consolidation, merger or sale, on exercise of this Warrant the Holder will receive the number of shares of stock or other securities or property which the Holder would have received if this Warrant had been exercised immediately before the first such corporate event and the Holder had retained what it would have received as a result of each such corporate event. The split or subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock will not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this paragraph. The Company will not effect any consolidation or merger unless prior to or simultaneously with its consummation the successor entity (if other than the Company) resulting from the consolidation agrees in writing to deliver to the Holder of this Warrant on exercise of this Warrant the shares of stock or other securities or property to which the Holder becomes entitled because of that exercise.

         8. Whenever the Warrant Price is adjusted as provided in this Agreement, the Company will compute the adjusted Warrant Price and the number of Shares or other assets the Holder would receive on exercise of this Warrant in full and will provide a notice to the Holder within thirty (30) days of the date of such adjustment stating that the Warrant Price has been adjusted and setting forth the adjusted Warrant Price and what the Holder would receive upon exercise of this Warrant in full. The Company will also provide a notice to the Holder describing any event that would trigger an adjustment in the Warrant Price in the absence of the last paragraph of paragraph 5. Such notice will be given within thirty (30) days of the effective date of such event.

         9. The Company will at all times keep a sufficient number of authorized but unissued shares of its Common Stock to permit exercise in full of this Warrant. The Company represents and warrants that all the shares of Common Stock which are delivered on exercise of this Warrant (and payment of the Warrant Price therefor) will, upon delivery, be duly issued, fully paid and non-assessable.

         10. The Holder will not, by reason of holding this Warrant, have any right to vote, to receive dividends or other distributions, or any other rights of a shareholder, with regard to the Shares.

         11. The Holder may not assign this Warrant or any of the Holder's rights under it, except (i) to a corporation controlling, controlled by or under common control with the Holder or by (ii) merger or other operation of law, and any transfer or attempted transfer of this Warrant will be of no force or effect.

         12. Any notices or other communications to the holder of this Warrant will be addressed to TRW Inc., Space & Electronics Group, One Space Park, Redondo Beach, California 90278, Attention: Vice President, Finance, Electronic Systems & Technology Division, with a copy to TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124, Attention: Secretary, or to such other address as the Holder may specify in writing to the Company.

         13. This Warrant will be governed by, and construed under, the laws of the State of North Carolina.

         14. This Warrant may not be modified without the written consent of the Company.


Dated: June 6, 1996                             RF MICRO DEVICES, INC.

                                                By: /s/ David A. Norbury
                                                    --------------------------
                                                    President and CEO